DIMON Incorporated
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EXHIBIT 99.1

DIMON Incorporated Tel: 434 792 7511 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681 USA

NEWS RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952

August 3, 2004

DIMON Reports First Quarter 2005 Financial Results Company Confirms Fiscal Year Guidance

Danville, VA – DIMON Incorporated (NYSE: DMN) today announced that net income for the quarter ended June 30, 2004, was $13.4 million, or $0.30 per basic share, compared to $14.1 million, or $0.32 per basic share, for the year earlier period.  The Company’s underlying net income for the quarter, a non-GAAP measure that excludes market valuation adjustments for derivative financial instruments and non-recurring items, was $9.8 million, or $0.22 per basic share, compared to $17.6 million, or $0.40 per basic share, on the same basis last year.

The excluded market valuation adjustments result from interest rate swaps that must be marked-to-market each quarter, even though they are being held to maturity.  In discussing the Company’s forecast and actual operating performance, DIMON management consistently excludes these market valuation adjustments because they do not reflect the Company’s operating activities, are non-cash in nature, and will reverse in their entirety (gains and losses will offset each other) during the remaining term of the associated interest rate swaps.  Management also consistently excludes gains and charges resulting from unusual transactions or events that are not reflective of its underlying operations, and that are not expected to recur.

Performance Summary

Sales and other operating revenues for the first quarter were $299.7 million, compared to $364.5 million for the year earlier quarter.  Delayed shipments from South American and European origins were primarily responsible for the current quarter reduction, and are now expected to ship over the next two quarters.  Lower carryover crop sales from Zimbabwe and Argentina also contributed to the reduction.  Shipments during the current quarter from Asian origins, particularly from China, exceeded those for the year earlier quarter.

Gross profit for the first quarter declined to $53.3 million compared to $68.8 million for the year earlier quarter. Most of the decline related directly to the aforementioned sales variances.

Selling, general and administrative (SG&A) expenses for the first quarter were $30.0 million, down $8.3 million in comparison to the year earlier quarter.  A $6.0 million provision for settlement of the DeLoach litigation, recognized in the year earlier quarter, was responsible for the majority of the reduction.  As previously announced, the Company also recognized additional restructuring charges during the current quarter in connection with actions in North America and Europe.  Charges for the current quarter amounted to $0.7 million, and are expected to total approximately $7.0 million for the full fiscal year.

DIMON Incorporated

Interest expense for the first quarter was $12.1 million, down by $0.5 million in comparison to the year earlier quarter.  During the year earlier quarter, the Company carried $125 million of redundant debt during the required thirty-day call period associated with its May 2003 refinancing transaction.  The subsequent benefit from the reduced long-term interest rate provided by that transaction was offset during the current quarter by increased seasonal borrowing.

At June 30, 2004, total debt net of cash was $667.2 million, up $136.2 million, or 26%, in comparison to June 30, 2003.  The increase primarily reflects a larger financing requirement for inventories and advances to suppliers.  Record sized Brazilian and Argentine crops, for which shipping was delayed during the quarter, contributed significantly to increased committed inventory levels.  DIMON’s uncommitted inventories remain at a comfortable level.

Outlook

Brian J. Harker, Chairman and Chief Executive Officer, stated, “Although tempered by shipping delays, the Company’s performance in the first quarter clearly benefited from this year’s much larger South American crops, particularly in Brazil.  A lack of available freight space out of South America has been a hindrance, but our purchasing and processing in the region are going very well and we are shipping product continuously.  Elsewhere, we are well underway with purchasing and processing current year African crops.  Despite the ongoing decline in the Zimbabwe crop, our African operations are expected to contribute considerable earnings over the next two quarters.  In the United States, where the current season has just begun, we expect processing volumes to develop relatively early in light of a rapidly maturing flue-cured crop.  Finally, we are on schedule with and making the anticipated progress on our previously announced restructuring plan.

“Reflecting this generally stable market state, looking forward, excluding estimated restructuring charges of $7 million and any effects from market valuation adjustments for derivatives, we continue to expect the Company’s underlying net income to be between $0.45 and $0.55 per basic share for the fiscal year ending March 31, 2005.

The timing and magnitude of fluctuations in the market valuation adjustments for derivative financial instruments (interest rate swaps) are driven primarily by often-volatile market expectations for changes in interest rates, and are inherently unpredictable.  Because these adjustments are a component of net income prepared in accordance with generally accepted accounting principles, management is unable to provide forward looking earnings guidance on that basis.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for the Company’s tobacco products, and the impact of regulation and litigation on the Company’s customers.  A further list and description of these risks, uncertainties and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and other filings with the Securities and Exchange Commission.

DIMON Incorporated is the world’s second largest dealer of leaf tobacco with operations in more than 30 countries. For more information on DIMON, visit the Company’s website at www.dimon.com.

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DIMON Incorporated

Condensed Statement of Consolidated Income	Three Months Ended
	June 30
(Unaudited - 000's Except Per Share Data)	2004	2003
Sales and other operating revenues	$299,670	$364,479
Cost of goods and services sold	246,363	295,686
Gross Profit	53,307	68,793
Selling, administrative and general expenses	30,007	38,273
Other income	(1,895)
Restructuring and asset impairment charges	675	-

Operating income	24,520	30,520
Interest expense	12,102	12,619
Interest income	929	476
Derivative financial instruments (income)/expense	(6,131)	2,038
Income tax expense	6,428	4,862
Equity in net income of investee companies	89	520
Minority interests (income)	(235)	(283)
Net Income before extraordinary item	13,374	12,280

Extraordinary item – Iraqi receivable recovery, net of income tax	-	1,777

Net Income	$ 13,374	$ 14,057

Basic Earnings Per Share
Net income before extraordinary item	$.30	$.28
Extraordinary item – Iraqi receivable recovery, net of income tax	-	.04
Net Income	$.30	$.32

Diluted Earnings Per Share
Net income before extraordinary item	$.29	$.27
Extraordinary item – Iraqi receivable recovery, net of income tax	-	.04
Net Income	$.29	$.31

Average number of shares outstanding:
Basic	44,846	44,537
Diluted	48,004	47,660

Cash dividends per share	$.075	$.075

Reconciliation to Non-GAAP Underlying Net Income	Three Months Ended
	June 30
(Unaudited - 000's Except Per Share Data)	2004	2003
GAAP Net Income	$ 13,374	$14,057
Reconciling items, net of tax effect:
Extraordinary item – Iraqi receivable recovery		(1,777)
Market valuation adjustments for derivatives	(3,985)	1,441
Restructuring charges	439	-
Settlement charge for DeLoach litigation	-	3,900
Non-GAAP Underlying Net Income	$9,828	$17,621

Non-GAAP Underlying Net Income per Basic Share	$.22	$.40
GAAP Net Income per Basic Share	$.30	$.32

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DIMON Incorporated

Note 1—Derivative Financial Instruments:  Effective July 1, 2000, the Company adopted Statement of Financial Accounting Standards Number 133 (FAS133), “Accounting for Derivative Instruments and Hedging Activities.”  FAS133 eliminates special hedge accounting if the interest rate swap instruments do not meet certain criteria, thus requiring the Company to recognize all changes in their fair value in its current earnings.  For the quarters ended June 30, 2004 and 2003, the Company recognized a non-cash recovery of $(6,131) and a non-cash charge $2,038, respectively, from the change in the fair value of swap instruments.  As a result of fluctuations in interest rates, and volatility in market expectations, the fair market value of interest rate swap instruments can be expected to appreciate or depreciate over time. The Company plans to continue its practice of economically hedging various components of its debt portfolio. However, as a result of FAS133, certain swap instruments have and may continue to create volatility in reported earnings.

Note 2—Extraordinary Item:  On May 1, 2003, the Company received $2,734 from the United Nations Compensation Commission in connection with a claim filed by a predecessor company, Monk-Austin, Incorporated.  The claim arose from an uncollected trade receivable from the Iraqi Tobacco Monopoly, which related to transactions that occurred prior to Iraq’s invasion of Kuwait in August 1990.  The predecessor company charged off the entire receivable, net of tax, as a $5,202 extraordinary loss during its fiscal year 1991.

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